Dentsply Sirona Reports Second Quarter 2026 Results
News Summary
•Reported net sales of $898 million
•Delivered GAAP gross margin of 54.9%, GAAP diluted earnings per share of $0.18
•Achieved adjusted gross margin of 56.4%, adjusted EBITDA margin of 21.3%, adjusted EPS of $0.52
•Announced expanded partnership with Medline Sinclair, broadening access to Connected Technology Solutions portfolio across Canada
•Repurchased 1.3 million shares of common stock during the quarter
•Reiterates 2026 outlook for net sales and adjusted EPS

Charlotte, N.C., August 6, 2026 - DENTSPLY SIRONA Inc. ("Dentsply Sirona" or the "Company") (Nasdaq: XRAY) today announced its financial results for the second quarter of 2026.

"2026 continues to be a year of decisive action as we execute our Return-to-Growth Action Plan," said Dan Scavilla, President and Chief Executive Officer of Dentsply Sirona. "We are making meaningful progress in our highest priority areas, including strengthening and expanding our distributor relationships, realigning our sales teams, and reinvesting in the business. Our second quarter results were in line with expectations and we continue to strengthen the financial foundation of the company. As our work gains traction, we remain focused on executing our strategy with discipline to drive sustained, profitable growth."

Q2 2026 Summary Results (Reported)

(in millions, except per share amount and percentages)	Q2 26	Q2 25	YoY

Net Sales	$898	$936	(4.1%)
Gross Profit	$493	$490	0.6%
Gross Margin	54.9%	52.4%
Net Income (Loss) Attributable to Dentsply Sirona	$37	($45)	NM
Diluted Earnings (Loss) Per Share[1]	$0.18	($0.22)	NM

Q2 2026 Summary Results (Non-GAAP)

(in millions, except per share amount and percentages)	Q2 26	Q2 25	YoY

Constant Currency Sales			(6.3%)
Adjusted EBITDA	$190	$197	(3.3%)
Adjusted EBITDA Margin	21.3%	21.1%
Adjusted EPS	$0.52	$0.52	(1.6%)

NM - not meaningful
Percentages are based on actual values and may not reconcile due to rounding.
[1] Weighted-average shares outstanding used to calculate diluted loss per share for the second quarter of 2025 excludes potential dilutive common shares.

Q2 2026 Results by Region and Segment (Reported and Non-GAAP)
(in millions, except percentages)

			Percentage Change
Net Sales by Segment			Three Months Ended June 30, 2026 vs. 2025
					Americas		EMEA		APAC

	2026	2025	As Reported[1]	Constant Currency[1]	As Reported	Constant Currency	As Reported	Constant Currency	As Reported	Constant Currency

Connected Technology Solutions	$239	$243	(1.5)%	(3.8)%	(7.5)%	(9.4)%	(2.1)%	(5.7)%	8.8%	9.5%
Essential Dental Solutions	376	387	(2.7)%	(5.0)%	(2.2)%	(3.0)%	(3.9)%	(8.0)%	0.2%	(0.8)%
Orthodontic and Implant Solutions	197	226	(13.2)%	(14.9)%	(27.1)%	(27.6)%	2.0%	(1.5)%	(14.9)%	(15.6)%
Wellspect Healthcare	86	80	7.1%	3.8%	(22.5)%	(20.9)%	11.9%	7.8%	9.6%	15.2%
Total	$898	$936	(4.1)%	(6.3)%	(10.7)%	(11.6)%	0.2%	(3.6)%	(1.0)%	(1.2)%
(1) Constant currency sales are a Non-GAAP measure in which the reported net sales are adjusted for the impact of foreign currency changes, which is calculated by translating current period net sales using the comparable prior period's currency exchange rates. The foreign currency impact is the only reconciling item between as reported and constant currency sales.

Cash Flow and Liquidity

Operating cash flow in the second quarter of 2026 was $99 million, compared to $48 million in the second quarter of 2025, primarily due to the receipt of approximately $44 million in tariff refunds and improved management of inventory and accounts payable. Free cash flow, a Non-GAAP measure, in the second quarter of 2026 was $55 million compared to $16 million in the second quarter of 2025. The Company repurchased 1.3 million shares of its common stock for a total of approximately $12 million in the second quarter of 2026. The Company had $239 million of cash and cash equivalents as of June 30, 2026.

2026 Outlook

The Company is maintaining its 2026 outlook for net sales in the range of $3.5 billion to $3.6 billion and adjusted EPS in the range of $1.40 to $1.50. The benefits of refunds for tariffs are not included in the outlook for 2026 adjusted EPS.

We are unable to present a quantitative reconciliation of our expected earnings per diluted share to expected adjusted earnings per diluted share as we are unable to predict with reasonable certainty and without unreasonable effort, items which may include, but are not limited to, restructuring charges, transformation-related costs, impairment charges, certain tax adjustments, and other significant items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Operations.

Conference Call/Webcast Information
Dentsply Sirona's management team will host an investor conference call and live webcast on August 6, 2026, at 4:30 p.m. ET. The live webcast and a presentation related to the call will be available on the Investors section of the Company's website at https://investor.dentsplysirona.com.
For those planning to participate on the call, please register at https://register-conf.media-server.com/register/BIa20adbc738174810a6f4b3ce44466cfa. A webcast replay of the conference call will be available on the Investors section of the Company's website following the call.

About Dentsply Sirona
Dentsply Sirona is the world's largest diversified manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering, including dental and oral health products as well as other consumable medical devices under a strong portfolio of world-class brands. Dentsply Sirona's innovative products provide high-quality, effective and connected solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona is headquartered in Charlotte, North Carolina. The Company's shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information:
Investors:
Wade Moody
Senior Manager, Investor Relations
Investorrelations@dentsplysirona.com

Press:
Marion Par-Weixlberger
Vice President, Public Relations, Corporate Communications & Brand
Publicrelations@dentsplysirona.com

Forward-Looking Statements and Associated Risks

All statements in this Press Release that do not directly and exclusively relate to historical facts constitute "forward-looking statements." Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control, including those described in Part I, Item 1A, "Risk Factors" of the Company's most recent Annual Report on Form 10-K, Part II, Item 1A, "Risk Factors" of the Company's Quarterly Reports on Form 10-Q for any subsequent fiscal quarters, and any updating information or other factors which may be described in the Company's other filings with the Securities and Exchange Commission (the "SEC"). No assurance can be given that any expectation, belief, goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this Press Release or to reflect the occurrence of unanticipated events. Investors should understand it is not possible to predict or identify all such factors or risks. As such, you should not consider the risks identified in the Company's SEC filings to be a complete discussion of all potential risks or uncertainties associated with an investment in the Company.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$898	$936	$1,778	$1,815
Cost of products sold	405	446	858	859

Gross profit	493	490	920	956

Selling, general, and administrative expenses	364	342	715	700
Research and development expenses	45	37	89	73
Goodwill and intangible asset impairments	—	235	—	235
Restructuring and other costs	2	4	69	13

Operating income (loss)	82	(128)	47	(65)

Other income and expenses:
Interest expense, net	22	24	46	43
Other (income) expense, net	(12)	1	(29)	1

Income (loss) before income taxes	72	(153)	30	(109)
Provision (benefit) for income taxes	36	(109)	4	(84)

Net income (loss)	36	(44)	26	(25)

Less: Net (loss) income attributable to noncontrolling interest	(1)	1	(1)	—

Net income (loss) attributable to Dentsply Sirona	$37	$(45)	$27	$(25)

Earnings (loss) per common share attributable to Dentsply Sirona:
Basic	$0.18	$(0.22)	$0.14	$(0.13)
Diluted	$0.18	$(0.22)	$0.14	$(0.13)

Weighted average common shares outstanding:
Basic	199.7	199.3	199.8	199.2
Diluted	200.5	199.3	200.8	199.2

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)
(unaudited)

	June 30, 2026	December 31, 2025

Assets
Current Assets:
Cash and cash equivalents	$239	$326
Accounts and notes receivable-trade, net	620	688
Inventories, net	665	642
Prepaid expenses and other current assets	404	367
Total Current Assets	1,928	2,023

Property, plant, and equipment, net	845	861
Operating lease right-of-use assets, net	129	139
Identifiable intangible assets, net	870	974
Goodwill	1,138	1,148
Other noncurrent assets	294	284
Total Assets	$5,204	$5,429

Liabilities and Equity
Current Liabilities:
Accounts payable	$260	$300
Accrued liabilities	664	700
Income taxes payable	33	30
Notes payable and current portion of long-term debt	228	313
Total Current Liabilities	1,185	1,343

Long-term debt	1,996	2,015
Operating lease liabilities	88	93
Deferred income taxes	79	94
Other noncurrent liabilities	505	544
Total Liabilities	3,853	4,089

Total Equity	1,351	1,340

Total Liabilities and Equity	$5,204	$5,429

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2026	2025

Cash flows from operating activities:
Net income (loss)	$26	$(25)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	74	68
Amortization of intangible assets	90	99
Goodwill asset impairment	—	156
Indefinite-lived intangible asset impairment	—	79
Deferred income taxes	(42)	(136)
Stock-based compensation expense	17	19
Other non-cash (income) expense	(13)	19
Gain on disposal of assets	(6)	—
Changes in operating assets and liabilities:
Accounts and notes receivable-trade, net	56	(31)
Inventories, net	(32)	(47)
Prepaid expenses and other current assets	(11)	26
Other noncurrent assets	(2)	1
Accounts payable	16	(10)
Accrued liabilities	(38)	(35)
Income taxes	4	(55)
Other noncurrent liabilities	—	(73)
Net cash provided by operating activities	139	55

Cash flows from investing activities:
Capital expenditures	(96)	(51)
Cash received on derivative contracts	—	1
Cash paid on derivative contracts	—	(2)
Net investment hedge settlements	(8)	—
Proceeds from sale of property, plant, and equipment	5	1
Other investing activities	7	—
Net cash used in investing activities	(92)	(51)

Cash flows from financing activities:
Cash paid for treasury stock	(12)	—
Proceeds from 364-day bridge loan	—	435
Repayment of 364-day bridge loan	—	(435)
Repayments on short-term borrowings	(50)	(413)
Cash dividends paid	(32)	(64)
Proceeds from long-term borrowings	—	550
Repayments on long-term borrowings	(31)	(2)
Cash paid for deferred financing costs	—	(13)
Other financing activities, net	(5)	(3)
Net cash (used in) provided by financing activities	(130)	55
Effect of exchange rate changes on cash and cash equivalents	(4)	28
Net (decrease) increase in cash and cash equivalents	(87)	87
Cash and cash equivalents at beginning of period	326	272
Cash and cash equivalents at end of period	$239	$359

Supplemental disclosures of cash flow information:
Interest paid, net of amounts capitalized	$43	$43
Non-cash investing activities:
Property, plant and equipment in accounts payable at end of period	$19	$25
Exchange of inventory for naming and other rights	$—	$14

Supplemental Information – Reconciliation of GAAP to Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States ("GAAP") with certain non-GAAP financial measures, including percentage sales growth in constant currency; adjusted gross profit; adjusted gross profit as a percent of net sales ("Adjusted Gross Margin"); adjusted operating income; adjusted operating income as a percent of net sales ("Adjusted Operating Margin"); adjusted earnings before interest expense, income taxes, depreciation and amortization ("Adjusted EBITDA"); Adjusted EBITDA as a percent of net sales ("Adjusted EBITDA Margin"); adjusted net income (loss); adjusted earnings (loss) per diluted share ("Adjusted EPS"); and Free Cash Flow. These non-GAAP financial measures are used by the Company to measure its performance and management believes these non-GAAP financial measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.

The Company has defined the non-GAAP measures used by management as follows:

•Constant Currency: reported net sales adjusted for the impact of foreign currency changes, which is calculated by translating current period net sales using the comparable period's foreign currency exchange rates.
•Adjusted Operating Income and Margin: Adjusted operating income is computed by excluding the following items from operating income (loss) as reported in accordance with US GAAP. Adjusted operating margin is calculated by dividing adjusted operating income by net sales.
◦Business combination-related costs: costs related to consummating and integrating acquired businesses, as well as net gains and losses related to disposed businesses. Costs include the post-acquisition roll-off of fair value adjustments recorded related to business combinations, except for amortization expense of purchased intangible assets noted below.
◦Restructuring-related charges and other costs: costs related to the implementation of restructuring initiatives, including but not limited to, severance costs, facility closure costs, and lease and contract termination costs, as well as related professional service costs associated with these restructuring initiatives and global transformation activity. Other costs include gains and losses on the sale of property, legal settlements, executive separation costs, write-offs of inventory as a result of product rationalization, and changes in accounting principles recorded within the period. This category also includes costs related to investigations and associated legal cases and remediation activities, which primarily include legal, accounting and other professional service fees, as well as turnover and other employee-related costs.
◦Goodwill and intangible asset impairments: include charges related to goodwill and intangible asset impairments.
◦Amortization of purchased intangible assets: includes the periodic amortization expense related to purchased intangible assets, which are recorded at fair value.
◦Fair value and credit risk adjustments: include the non-cash mark-to-market changes in fair value associated with pension assets and obligations, the credit risk component of hedging instruments, contingent consideration from past acquisitions, and equity-method investments.
•Adjusted Gross Profit and Margin: gross profit excluding the impact of any of the above adjustments that affect either net sales or cost of sales. Adjusted gross margin is calculated by dividing adjusted gross profit by net sales.
•Adjusted Net Income (Loss): net income (loss) as reported in accordance with US GAAP, adjusted to exclude the items identified above and the related income tax impacts of those items, as well as the tax effects of certain significant and discrete tax adjustments, including benefits and provisions related to changes in realization of deferred tax assets and tax credit carryforwards, as well as other events that affect comparability and are not core to our underlying operational performance.
•Adjusted EBITDA and Margin: in addition to the adjustments described above in arriving at adjusted net income, adjusted EBITDA is computed by further excluding any remaining interest expense, net, income tax expense, depreciation and amortization. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.
•Adjusted Earnings (Loss) Per Diluted Share: computed by dividing adjusted earnings (loss) attributable to Dentsply Sirona stockholders by the diluted weighted average number of common shares outstanding.
•Free Cash Flow: net cash provided by operating activities minus capital expenditures during the same period.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures. The weighted-average diluted shares outstanding used in the calculation of adjusted net earnings per diluted share are the same as those used in the calculation of reported net earnings per diluted share for the respective period. The weighted-average diluted shares outstanding used in the calculation of adjusted net loss per diluted share excludes potential dilutive common shares.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(in millions, except per share amounts and percentages)
(unaudited)

Beginning in fiscal year 2026, the Company updated its definition of Adjusted Net Income (Loss), a non-GAAP financial measure, to include adjustments for certain significant and discrete tax items, including benefits and provisions related to changes in the realization of deferred tax assets and tax credit carryforwards, as well as other tax‑related items that affect comparability and are not considered part of the Company's core operational performance. Prior-period information below has been updated to conform to current period presentation. A reconciliation of selected items as reported in the Condensed Consolidated Statements of Operations to adjusted Non-GAAP financial statements items are as follows:

Three Months Ended June 30, 2026	Gross Profit	Operating Income	Provision for Income Taxes	Net Income Attributable to Dentsply Sirona	Diluted Earnings per Share
Reported	$493	$82	$36	$37	$0.18
Reported percent net sales	54.9%	9.1%
Non-GAAP Adjustments:
Amortization of Purchased Intangible Assets	12	49	12	37	0.18
Restructuring-Related Charges and Other Costs (a)	—	10	3	7	0.05
Business Combination-Related Costs	1	1	—	1	—
Income Tax-Related Adjustments (b)	—	—	(21)	21	0.11
Adjusted	$506	$142	$30	$103	$0.52
Adjusted percent net sales	56.4%	15.8%
Weighted average common shares outstanding used in calculating diluted GAAP net income per common share					200.5
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share					200.5
(a) Restructuring‑Related Charges and Other Costs includes costs from restructuring actions and the new global ERP system, partially offset by a $3 change in estimate for the 2026 restructuring plan. These amounts are on a pre-tax basis.
(b) Income Tax-Related Adjustments includes adjustments for increased valuation allowances for the U.S. of $9, Switzerland of $7, Luxembourg of $5, Germany of $4, and other various tax adjustments.
Percentages are based on actual values and may not reconcile due to rounding.

Three Months Ended June 30, 2025	Gross Profit	Operating (Loss) Income	(Benefit) Provision for Income Taxes	Net (Loss) Income Attributable to Dentsply Sirona	Diluted (Loss) Earnings per Share
Reported	$490	$(128)	$(109)	$(45)	$(0.22)
Reported percent net sales	52.4%	(13.7%)
Non-GAAP Adjustments:
Amortization of Purchased Intangible Assets	32	54	14	40	0.20
Restructuring-Related Charges and Other Costs (a)	—	5	1	4	—
Goodwill and Intangible Asset Impairments	—	235	21	214	1.07
Business Combination-Related Costs	1	4	1	3	0.01
Fair Value and Credit Risk Adjustments	—	—	—	(4)	—
Income Tax-Related Adjustments (b)	—	—	107	(107)	(0.54)
Adjusted	$523	$170	$35	$105	$0.52
Adjusted percent net sales	55.9%	18.2%
Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share					199.3
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share					199.9
(a) Restructuring‑Related Charges and Other Costs includes costs from various restructuring actions related to employee severance. Amounts are on a pre-tax basis.
(b) Income Tax-Related Adjustments includes adjustments for decreased valuation allowances for Luxembourg of $7, along with increased valuation allowances for Switzerland of $36 and Germany of $10, and other various tax adjustments.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(in millions, except per share amounts and percentages)
(unaudited)

Reconciliations of reported net income (loss) attributable to Dentsply Sirona to adjusted EBITDA and margin are as follows:

	Three Months Ended June 30,
	2026	2025

Net income (loss) attributable to Dentsply Sirona	$37	$(45)
Interest expense, net	22	24
(Benefit) provision for income taxes	36	(109)
Depreciation(1)	35	33
Amortization of intangible assets	49	54
Restructuring-related charges and other costs	10	5
Goodwill and intangible asset impairments	—	235
Business combination-related costs and fair value adjustments	1	4
Fair value and credit risk adjustments	—	(4)
Adjusted EBITDA	$190	$197

Net sales	$898	$936
Adjusted EBITDA margin	21.3%	21.1%
(1) Excludes those depreciation-related amounts which were included as part of the business combination-related adjustments and Restructuring-related charges and other costs.
Percentages are based on actual values and may not reconcile due to rounding.

A reconciliation of free cash flow for the three months ended June 30, 2026 and 2025 is as follows:

	Three Months Ended June 30,
	2026	2025

Net cash provided by operating activities	$99	$48
Capital expenditures	(44)	(32)
Free cash flow	$55	$16